Exhibit 99.2

MULTIMEDIA GAMES, INC.

Second quarter of Fiscal 2008 Earnings Call

Held 10:00 AM (Eastern) on May 7, 2008

Operator: Good day everyone and welcome to the Multimedia Games Second Quarter 2008 Conference Call and Webcast. This call is being recorded. At this time for opening remarks and introductions, I’d like to turn the call over to Multimedia’s Senior VP for Corporate Communications, Mr. Howard Chalmers. Please go ahead sir.

P. Howard Chalmers, Senior Vice President, Planning and Corporate Communications

Thank you, operator. On this morning’s call are: Michael J. Maples, Sr., our Chairman of the Board; Gary Loebig, Multimedia’s Interim President and Chief Executive Officer; and Randy Cieslewicz, Chief Financial Officer.

I’d like to remind everyone that today’s call and simultaneous webcast includes forward-looking statements. These statements are solely based on present information and subject to risks and uncertainties that could cause actual results to differ materially. Please refer to the Risk Factors section in our recent SEC filings for a description of certain of these risks and uncertainties. The company does not undertake and expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Today’s call and webcast may include non-GAAP financial measures within the meaning of the SEC Regulation G. A reconciliation of all non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found on our website, www.multimediagames.com, in the Investor Relations section.

And now I’d like to turn the call over to Chairman Mike Maples.

Michael J. Maples, Sr., Chairman

Thank you, Howard and welcome to all of you for joining us on this call and webcast this morning. As Chairman of the Board, I want to take the opportunity to share the Board’s view that we strongly believe that there is greater value in Multimedia Games and it is reflected in the company’s current evaluation and I’m sure many of you no doubt agree.

On this – the call this morning, we’ll comment on some of the details in the morning news announcement, we will also review the actions we are taking or are under consideration to enhance shareholder value. I joined Multimedia as a Director in August of 2004 and was appointed to serve as Chairman approximately a year and a half later. As this is my first time participating in public discussions of Multimedia Games in such a forum, let me begin with a brief overview of my professional carrier and ask Gary to do the same.

In reviewing my forty-year plus experience, my sole intention is to help provide some perspective on my background as a means of demonstrating the company is being steered by experienced hands during this time of the transition. For over 23 years I worked for various – I worked for IBM in various capacities in marketing and hardware and software development. My last position was the Director of Software Strategy. From April of 1988 through July of 1995, I had several management positions at Microsoft, becoming the Executive Vice President for Worldwide Products Group, responsible for all product development and marketing. I was a member of the Office of the President where Steve Ballmer and I reported to the company’s Chairman, Bill Gates.

In addition, I also served on the boards of several public companies including, Motive Incorporated, Lexmark International Incorporated, and Sonic Corp. I have served on five other public company boards and have been involved in four CEO searches, one hostile takeover of PeopleSoft by Oracle and several M&A activities. In addition, I currently serve or have previously served on a number of private company and non-profit boards.

Gary, can you give a quick run down on your experiences and professional activities?

Gary Loebig, Interim President and Chief Executive Officer

Thanks Mike. I joined Multimedia Games in 1998 and have been responsible for both domestic and international sales, market development, and regulatory compliance for Class II, Class III, charity bingo and video lottery products. Prior to joining Multimedia’s management team, I spent 14 years with Stuart Entertainment where I had similar responsibilities in various divisions of its Bingo King operation. That included serving as President of Precision Games Division based in Council Bluffs, Iowa and later General Manager Bingo King’s Littleton Colorado division. I also spent nine years in marketing sales and operations at Directory Service Company, a printing and publishing company where, among other things, I managed a straight commission sales force.

I guess the most important preparation for my current assignment stems from the fact that from the onset I have been closely associated with all aspects of Multimedia Games development in games as well as software, gaming platforms, and systems development activities.

Michael J. Maples, Sr., Chairman

Thanks Gary. Like all of the other Multimedia Directors, I am committed to seeing this company perform to its capabilities and deliver operating results that the financial community can appreciate and fairly value. It is fair to assume that each of us have not only personal stakes in this but also financial stakes as well, and as you know some directors hold very substantial financial stakes in Multimedia Games. Accordingly, the Board is disappointed in our performance and most certainly in our share price. So I think it’s safe to say in this regard we’re all on the same page.

Our focus at the Board level is on maximizing the return to shareholders. In October 2006, we formed a strategic review committee made up of myself and other independent director, Manny Pearlman. And together with outside financial advisors, we reviewed a broad range of options to increase the value of the shareholders. At the conclusion of this process in May 2007, it was determined the best course of action would be to proceed with a $25 million Dutch auction self-tender as an important step in returning to shareholders some of the inherent value of the company. The company subsequently bought back 7% of its outstanding shares, or 2 million shares, at a price of $12.55 per share. This was last July. So, you can see one major reason we are so disappointed with our current share price, particularly as many of the factors that point to improving financial results are closer to coming to fruition today than they were just 12 months ago.

We are cognizant of the downturn in the capital markets over this period of time, the pressures on local economies and the impact this is having in terms of contracting the multiples of the gaming companies. However, taking these factors into consideration, we believe Multimedia’s current stock price has suffered disproportionately relative to the company’s true value.

We are conducting an active and aggressive search for a permanent CEO. We plan to move on this as quickly in this regard and hope to have a permanent CEO in place in the near future. The qualifications and experience we are looking for in this new CEO include extensive leadership experience and proven management skills.

It is important to add that in appointing Gary as Interim CEO, we have the right person in place in terms of customer and employee relationships to keep this company moving forward on its business objectives. I have been conducting weekly executive committee meetings with Gary and other executives, and it’s evident that the company is benefiting from the stability Gary has brought to this role in the past several weeks. Our new CEO will undoubtedly benefit from having Gary ensure a smooth transition as well from his contribution as Executive Vice President of Sales.

The Board and senior management are focused on returning Multimedia Games to a position where it consistently generates net income and free cash flow. Once there, our priority will be to pay down the debt as quickly as possible. We’ll consider active repurchases of our stock. Free cash will be used to further support a plan of focus and execution.

Before turning the call over to Gary, I want to reiterate the Board’s position that our current share price does not reflect the true value of Multimedia Games. We believe that the company has a brighter future now that we have authorized our tender offer – now than when we authorized our tender offer. You may be assured that we will continue to work to unlock this value as quickly as possible for the benefit of all the shareholders. However, I am sure you realize that this will take some time.

I will now turn the call over to Gary for brief comments regarding his priorities and activities as Interim CEO. Following his comments, Randy will provide a detailed review of the second quarter performance and then we will take questions.

Gary Loebig, Interim President and Chief Executive Officer

Thanks again, Mike. My initial priorities since assuming the Interim CEO duties have been three-fold. First, I have been addressing the predictable organizational issues associated with a change of leadership at the top. I have met with senior managers and various other groups and individuals to address any concerns or questions they might have had about the senior management transition. Second, I have focused on current ongoing sales and product placement efforts and development efforts surrounding products and systems we are committed to delivering to customers in the near-term future. Finally, I have focused on my additional responsibilities to the Board, shareholders, and staff resulting from the Interim CEO appointment.

We are encouraged by the reception by both customers and players of our Class III mGAME gaming cabinets. While we were hoping to be further along with the introduction and evaluation of new content, and while it is still too early in the deployment cycle to verify game performance, based on early results and the fact that our products have historically stood up well against comparable products offered by that same competition across various markets, we are cautiously optimistic about their ability to provide Multimedia a solid competitive presence.

Our Class III products are deployed in two markets; Rhode Island and Oklahoma. In Rhode Island, the market reports indicate that our games are performing well against the competition in comparable denominations and payout percentages and that player acceptance is high, as evidenced by the fact that our units are experiencing the second highest number of games played per machine among all vendors on the floor.

In Oklahoma, Multimedia’s proprietary Class III units are performing well in facilities where we have achieved a good ratio of game themes to the number of player terminals, and we are continuing to convert both our own and third-party units to standalone compacted game products in that market.

In summary, in my initial weeks in the CEO position, I continue to be impressed with the level of professionalism of the members of the Multimedia team and of their universal commitment to building the profitability of the company and the credibility of its products across the markets that we serve.

Now, I will ask Randy Cieslewicz, Multimedia’s CFO to review our financial highlights. Randy?

Randy S. Cieslewicz, Chief Financial Officer

Thanks, Gary. As noted in our press release this morning, total revenue for the March 2008 quarter improved approximately 5% on a year-over-year basis to $32.2 million and on a quarterly sequential basis, revenues improved by approximately $2 million or 7%. The quarterly sequential revenue increase primarily reflects the fact that Q2 is historically our highest performing quarter of the year in terms of hold per unit. The year-over-year revenue improvement was achieved despite the fact that last year’s second quarter period included 560 Class II units that were installed at a high earning facility for the entire March 2007 quarter but which were removed in mid fiscal 2007 to facilitate an expansion at this property. As we have noted before, we’ll be adding approximately 1,400 units at this facility later this calendar year.

Reflecting the normal historical seasonality of our business, revenues generated from Oklahoma were $19.3 million for the March 2008 quarter, compared with $19 million in the March 2007 quarter and $17.2 million for the December 2007 quarter.

Revenues from Mexico were $2.5 million for the March 2008 quarter compared with $2.1 million in the December 2007 quarter reflecting quarterly sequential growth in the installed base in this market of 526 units. These revenue improvements were partially offset by year-over-year declines in revenues from California and Alabama of $800,000 and $600,000 respectively.

Hold per day for Oklahoma compact units increased on a quarterly sequential basis by 12% and by 3% on a year-over-year basis. Again, the quarterly sequential improvement primarily reflects the historical seasonality of our business.

Hold per day in Alabama increased on a quarterly sequentially basis by 20% but declined 12% on a year-over-year.

SG&A expense of $16.6 million for the March 2008 quarter reflects a quarterly sequential increase of approximately $0.5 million due to the inclusion of a CEO transition charge in Q2. SG&A expense in the March 2008 quarter was consistent with the March 2007 quarter. We expect SG&A of approximately $16 to $16.3 million in Q3 absent any onetime benefit. The slight uptick in the SG&A range is primarily related to additional head count. I mention onetime benefits because we have agreed in principle to be reimbursed by our executive liability carrier 60% of the defense costs associated with the Diamond Games litigation.

Depreciation and amortization expense of $12.4 million decreased $100,000 on a quarterly sequential basis. We expect depreciation and amortization in Q3 to increase approximately $1.1 million, primarily related to the continued Class III conversion in Oklahoma. Our expected Q3FY08 capital expenditures of $12 to $14 million includes CapEx related to the purchase of 500 third-party standalone units, component parts for the mGAME cabinets and maintenance CapEx. Our CapEx over the next several quarters will remain dependent on the timing of gaming units purchased related to the development agreement expansion in Southern Oklahoma. Following the completion of this expansion and the completion of our conversion to Class III units in Oklahoma, we expect our CapEx spending to decline significantly.

Net income in Q2 includes interest income of $1.0 million primarily related to imputed interest for capital advances associated with our development agreements. This compares to imputed interest income of $639,000 in the year ago period and $804,000 in the December 2007 quarter. We expect to record imputed interest income of approximately $1.2 million in Q3. The amount of the imputed interest income will start to decline once the expansion is complete and payments start being applied to the note receivable.

We are calculating imputed interest on interest free loans in accordance with FAS 13. We calculate the discount on each note receivable based on our cost of capital. The discount is then booked to contract rights and is amortized against revenue for the life of the agreement.

Cash flows from operations in the March 2008 quarter were $4.5 million compared to $11 million in both the December 2007 and March 2007 quarters. Cash flows from operations were impacted by increase in the accounts receivable balance and the decrease in accounts payable balance. Cash used by investing activities of $11.2 million includes $5 million of CapEx and $15.4 million in advances on new development agreements, which was offset in part by development agreement notes receivable repayments of $10.3 million. We received $4.5 million from the modification of an existing development agreement with one of our smaller tribal customers. That modification required us to remove approximately 150 Class II units from the site.

As we have noted, our total commitment for our customer’s facility extension at Southern Oklahoma is $65.6 million, and we advanced $59.5 million for this project as of March 31st 2008 with approximately $15.4 million advanced in the March 2008 quarter. We have funded $5.1 million so far in Q3. As such, our fundings in Q3 will be approximately $6.1 million, of which all but $1 million has been advanced.

During Q2FY08, we had net borrowings under our credit facility of approximately $6 million, and we had total outstanding borrowings under our credit facility of approximately $101 million at March 31st 2008. As of today, we have approximately $105 million outstanding on our credit facility. Reflecting the higher level of outstanding borrowings offset by lower rates, we expect Q3 interest expense to be slightly lower than Q2 levels. We now anticipate that our total outstanding borrowings will not exceed $110 million.

As previously disclosed, we entered into contracts for the sale of player terminals in Washington State for the sale of approximately 1270 units. Except for the $714,000 recognized in Q1 for the sale of 50 units, revenue will be recognized over the terms of the various contracts. The deferral of revenue is related to revenue recognition and fair value for the new products that are out under the expanding compacts. In the future, revenue from this market will be deferred until all products were installed and revenue will be recognized ratably over the terms and agreements for contracts in which these new products exist. In Q2 we do not recognize any deferred revenue from previous sales in Washington State because certain products have not yet been delivered.

I will now turn the call back over to Mike.

Michael J. Maples, Sr., Chairman

Operator, would you please open the call for questions.

Operator: [Operator Instructions]. And we’ll go first to Michael Friedman of Noble Financial.

Q – Michael Friedman

Hi guys. Randy I have a couple of quick questions for you. In the – did you say the charge related to the senior management transition on the P&L, is that an SG&A?

A – Randy Cieslewicz

Yes. It was 675,000 pre-tax and after tax is about 1.4 cents after tax.

Q – Michael Friedman

Okay. And then on the other income line is 872, can you just…

A – Randy Cieslewicz

Right.

Q – Michael Friedman

Just refresh my memory. What is that due to, is that an ongoing income stream?

A – Randy Cieslewicz

That’s going to go through about the right now we’re projecting that to go through the end of this calendar year. It’s from an investment that we made years ago in California and we have a small partnership interest from a management deal of that from about 2004 or so we got paid back if you recall last year we received a balloon payment from that thing of about 1.1 million and we’ve been getting trailers of about 200,000 or 100 to $200,000 a month. This particular quarter we got one additional payment. That’s why it’s a little bit higher. But I would project it to be about 200,000 a month for the remaining balance of the calendar year.

Q – Michael Friedman

Great, thanks. And then as far as Mexico goes, how many facilities were you in by the end of March and how many customers did you have in that market by the end of March?

A – Randy Cieslewicz

We still have two customers and we were at 16 facilities I believe. That was disclosed in our mid-month update and I can tell you exactly that it was — 16, I believe.

Q – Michael Friedman

Okay, great. And then as far as Mexico, is there a seasonality in that market or is it strong all the way through?

A – Randy Cieslewicz

Well, I wouldn’t say strong. I think we – it’s too early to tell as far as the seasonality. We are certainly seeing fluctuations in the hole per day but it’s really early for us to tell anything with regard to seasonality.

Q – Michael Friedman

Okay. And then you mentioned Washington State, if you were to pull out some of the Washington State sales would that have a material effect on EPS and EBITDA P&L?

A – Randy Cieslewicz

We didn’t report any revenue from Washington State in the quarter, so that wasn’t impacted. The Washington State sales that we have been talking about and in the release we say 15.5 million, we are deferring those revenues until we get all the products installed. And so, because of the fact that there’s new software that we’re installing with, that’s allowed under the compact, it’s a unified currency system software that we are offering. We don’t have fair value for that product so we’re going to have to defer revenue over the periods of the contracts. So, once we get that software installed, we’ll start recognizing revenue ratably and we’ll continue to do that most likely with all the sales that we have in Washington State on a going forward basis that has this new product and new software included in the sale.

Q – Michael Friedman

Great, okay. And then as far as the repayment from development agreements, can you give us a sense for how much you expect to recoup in fiscal ‘08 and fiscal ‘09?

A – Randy Cieslewicz

Well, a lot of it depends on when our expansion property gets opened up, but absent that property, I would say we should figure about 3 to 5 million a quarter excluding the expansion property on a go forward basis. We’re sitting at about on a gross basis, we’re sitting in the upper 70s in terms of gross note receivables. The note receivable that’s on the balance sheet is net of the discount for imputed interest. That discount is sitting in intangible assets but the gross note receivable balance is in the upper 70 millions and a large percent of that as you know is associated with the expansion up in Dallas. I mean we could probably get about 15 million outside of that or 15 to 20 million outside of that. So, I would say 3 million to 5 million excluding the North Dallas property once that gets opened up we expect it to be about 1 million a month.

Q – Michael Friedman

Okay.

A – Randy Cieslewicz

So, I guess Mike, for ‘09 I would just say $3 to $5 million a month would be – I’m sorry – $3 to $5 million a quarter would be a good number to use.

Q – Michael Friedman

Great. And that’s for fiscal ‘09?

A – Randy Cieslewicz

Right.

Q – Michael Friedman

All right, great, okay. And then one last question. As far as depreciation and amortization, have you changed the way you are accounting for depreciation in the machines and what is the average depreciation period sort of for a participation machine?

A – Randy Cieslewicz

We have not changed the accounting policies associated with depreciation. We use a three-year life for our machines.

Q – Michael Friedman

Great, thank you very much.

A – Randy Cieslewicz

Thanks, Mike.

Operator: And we’ll take our next question from Marsha Yuan of Dolphin Management.

Q –

Hey, good morning.

A – Randy Cieslewicz

Hi, good morning.

Q

I have a question about ‘09 cash flows here and you said CapEx could decline significantly. Can you give me a sense of what that run rate might be?

A – Randy Cieslewicz

Well, fiscal ‘09 begins obviously October 1. We’ve got a commitment to one of our third-party suppliers to buy 500 more machines between July 1 and December 31st. If those 500 machines get purchased in the last quarter, that’s going to affect the fiscal ‘09 CapEx, but absent those machines Marsha, we’re probably looking at $7 million a quarter. I would say that $30 million a year should be sufficient to operate our business without having a substantial amount of new Class III products that we’re buying.

Q

I got you. Okay, thank you.

A – Randy Cieslewicz

Okay, thanks.

Operator: And we’ll take our next question from Ryan Worst of Brean Murphy – I’m sorry – Murray.

Q – Ryan Worst

Thank you. Hey Randy or Gary could you guys talk about the delay at Winstar, what’s causing that and is there going to be any change in budget there for the facility?

A – Gary Loebig

The construction – weather related construction issues are primarily the reason for the delay.

Q – Ryan Worst

Okay…

A – Randy Cieslewicz

The budget is the – I will add on the budget. There was – in the $150 million total budget there was about a $7 million contingency that was for – for unexpected construction cost. We are being told that still remains intact, so I think the budget is still good.

Q – Ryan Worst

Okay.

A – Randy Cieslewicz

It’s just been a little delay.

Q – Ryan Worst

So the most additional you would have to finance would be 40% of that 7 million?

A – Randy Cieslewicz

No, no the 7 million was included in the 150, so the 7 million was – so the budget was really 143 million with a $7 million contingency that made up the 150. So we funded our percentage of 150.

Q – Ryan Worst

Okay. And then Mike maybe you could talk about what you’re seeing in terms of any potential changes in strategic direction and maybe if any kind of technology that this company has that maybe underutilized at the present time and maybe you have a chance to better monetize going forward?

A – Michael Maples, Sr.

Well, I think we have a very broad portfolio of products, both hardware and software, and to a great extent the first task of the new CEO will be to assess the markets and the products and decide if we’re on the – if what modification need to be made to our strategy, so we’re not in the process right now and trying to do that. That we believe would be the purview of the next CEO.

Q – Ryan Worst

Okay fair enough. And then Randy just as far as the unit purchases you said 500 in the fiscal third quarter and then 500 more sometime through December 31st.

A – Randy Cieslewicz

500 more that was for one of our third-party suppliers. We will buy a couple of hundred from the others. So we’ll probably have probably 700 more after this quarter we are in.

Q – Ryan Worst

That’s 1,200 all together.

A – Randy Cieslewicz

Yes.

Q – Ryan Worst

Okay. And then what’s that expansion at Winstar, has that schedule changed, I mean obviously it’s changed but is there still going to be a phased in expansion?

A – Gary Loebig

Ryan, it’s Gary.

Q – Ryan Worst

Yes.

A – Gary Loebig

They still plan to have a phased expansion.

Q – Ryan Worst

Okay. And then what do you guys expect to put in there in terms of your own proprietary product?

A – Randy Cieslewicz

Well We’re going to provide the right mix based on what we – what availability we have at time when it gets opened, so I think as we’ve said before we’d like to have a mixture of third-party titles and our titles and the number of our titles is going to depend upon how we have to realize in Oklahoma and how many titles we have available.

Q – Ryan Worst

Okay thanks. That’s all for now.

A

All right. Thanks Ryan.

Operator: And we’ll take our next question from Barry Kaplan with Maple Tree Capital.

Q – Barry Kaplan

Thanks. Just a couple of things for Randy. I wanted – just wanted to clarify on the EBITDA the 17 million number is after the management transition cost so ex that EBITDA was 17.7.

A – Randy Cieslewicz

That’s – actually it wouldn’t have been 17.7 because the 7 million was gross, that’s pre-tax so it would have been about 17.4.

Q – Barry Kaplan

But the EBITDA is pre-tax also?

A – Randy Cieslewicz

Yeah I’m sorry. There we go, there we go.

So it’d be 17.7.

Q – Barry Kaplan

Okay, so you are really sort of the real kind of ongoing number is, the recurring number if you will, it’s more like 17.7?

A – Randy Cieslewicz

That’s correct.

Q – Barry Kaplan

And then the other question just on the CapEx you mentioned in response to a earlier question that you thought the longer term rate was about 30 million a year, but I thought, I was under the impression that once the content development agreements were completed that it drops to about 5 million a quarter which is obviously more like 20 million and I was wondering what you are kind of assuming when you give that $30 million figure I guess about additional business – just give some color on that?

A – Randy Cieslewicz

Yeah, in that – in the maintenance CapEx number versus the 30 million – the 20 million, I would say the maintenance CapEx number could be the 20 million but we’re certainly going to have to make continued investment within our products. So and for example in Alabama we’re certainly working on upgrading our product portfolio to respond to the declining revenues there, so it’s not just maintenance in terms of – the 20 million would make up just maintenance in terms of keeping the units in revenue. The additional – any additional amount over that $20 million run rate would be considered an improvement for our systems in hardware in the field.

Q – Barry Kaplan

Got you. Thank you.

A – Randy Cieslewicz

Thank you.

Operator: And we’ll take our next question from Pat Corcoran of Investment Services.

Q

Hi, guys. Can you tell me on your balance sheet what the intangible assets are?

A – Randy Cieslewicz

The intangibles – of the largest portion of that is the contract rights from the development agreements. And the $40 million is roughly 75% of that I believe.

Q

All right. And now let me ask you one other question. On your equipment, when you bring the equipment back from like the Pechangas or stuff like that and you put it back in the property, is that depreciated at fair value or what?

A – Randy Cieslewicz

Once property has been deployed in the field it continues to depreciate regardless of whether or not we bring it back into the warehouse. The question ultimately becomes is we leave it depreciating and then the question becomes ultimately whether or not we need to if that equipment is impaired or we have a future home for it. Right now we have a home for all the used equipment you know, that we are sending down the Mexico. So, we are looking at the equipment we’re pulling out from the Class II conversion perspective we are taking all of the Bingo units and Class II product down to Mexico.

Q

Okay, great. Well, thank you very much.

A – Randy Cieslewicz

Thank you.

Operator: [Operator Instructions] We’ll go next to Thomas Lieu of Persistency Capital.

Q – Thomas Lieu

Hi, good morning guys.

A – Randy Cieslewicz

Good morning.

Q – Thomas Lieu

Just a couple of quick question I guess. In Mexico last quarter I think you said that in one of the newer units that you opened that you guys were seeing a significant improvement there. Has that product continued and have their plans evolved in terms of, or where are they in terms of going forward in terms of better emulating that one new facility?

A – Gary Loebig

This is Gary. Every property is unique. Generally, we’re looking forward to the continued openings of the properties and think it’s going in the right direction and we are assisting them where we can with their marketing efforts which we think are going in the right direction.

Q – Thomas Lieu

Okay. And any – there’s also been sort of talk about continuing to seek for additional partners. Any progress on – I take it those discussions are still going?

A – Gary Loebig

Yes.

Q – Thomas Lieu

Okay. I guess while we’re talking about discussions, in terms of New York, there’s definitely been more talk about Belmont. Can you comment at all on that and sort of associated with that there’s also you guys have also talked about sort of perhaps approaching them about an extension to your contract in regards to how slow it sort of developed. Any progress on either front? Or any comments that you guys can give?

A – Randy Cieslewicz

I think you’re referring to Aqueduct. There’s been obviously news out there about this. There is three proposals out there about Aqueduct.

Q – Thomas Lieu

I misspoke.

A – Randy Cieslewicz

Okay. Well, we are certainly pleased to see the advancement of the ball with respect to Aqueduct. I mean obviously that’s the prize property of all the properties that we’d like to use the system operating. So that’s good news for us. With respect to the contract extension, obviously the legislation allows the New York Lottery to extend in their contracts. We are working towards getting our contract extended. That’s something that we’re going to have to work with The Lottery on and we don’t have any developments for you at this time. All we can say is that we are working and we hope to have that done.

Q – Thomas Lieu

Okay, just one last question. You know, a lot of the gaming companies have talked about some weakness in the first quarter. I’m just wondering how you guys are seeing your markets and also perhaps some detail on January, February and March and how that sort of progressed and maybe perhaps into April?

A – Randy Cieslewicz

Okay, that’s a good question. Because what we – obviously we saw year-over-year improvements and I mentioned them in my remarks a minute ago that saw increased in Oklahoma compact win per day. We’ve seen that the Oklahoma market remained real strong, obviously I mean the unemployment numbers for Oklahoma were actually lower in ‘08 than they were in ‘07. I think that’s largely due to the oil and gas economy. In various pockets, it’s the unemployment’s – was up a little bit in Alabama and our revenues in Alabama are probably more affected by competitive factors than economic factors.

But we have seen softening in March and April and so the question is really how much of this spike in gas prices increasing and is it having an impact on our results. We saw a really good early part of the quarter. January and February were outstanding, March was just a little bit softer and than we expected in April has been softer than – April was softer than we expected. So, we’re just trying to assess whether or not you know, whether or not this spike in gas prices is the factor and usually historically what happens is March is, if January and February, March sort of increase and then April there’s always a drop off and then May and June come back little bit. So, we will be watching May and June closely to see if we see that rebound from April, but April was a little bit softer than we expected.

Q – Thomas Lieu

Okay. Great, thank you.

A – Randy Cieslewicz

Thanks

Operator: And our final…

A – Michael Maples, Sr.

I just started to say hopefully your monthly updates will let you in on that as we know it.

Operator: Thank you sir. [Operator Instructions] And we do have a follow-up from Ryan Worst of Brean Murray.

Q – Ryan Worst

Thanks. Yeah just a couple of follow-ups. One, Randy, could you provide some further detail on that modification to prior development agreement where you guys were paid back 4.5 million. Were those machine removals included in the fiscal first quarter and do you expect any additional modifications?

A – Randy Cieslewicz

They were removed in April. We actually received the money last quarter and we removed the machines in April. So, you will see that on our unit count that comes out like next week. And with respect to your second question, we don’t expect any more modifications.

Q – Ryan Worst

Okay. And then in Mexico, the – you guys said in a press release that you expect eight facilities to open. Is that an acceleration from prior plans or is that pretty much the same?

A – Gary Loebig

Well, this is Gary Ryan. The eight I think is what they have indicated in their latest, last press releases, so they consider that I believe a somewhat of an acceleration on the commitments side and where they’re looking at.

Q – Ryan Worst

Okay, thanks.

A – Randy Cieslewicz

Thanks Ryan.

Operator: And gentlemen, we have no further questions at this time. Mr. Maples, I would like to turn the call back over to you for any additional or closing remarks.

Michael J. Maples, Sr., Chairman

Thank you. On behalf of the Board of Directors and the entire Multimedia management team, I’d like to thank you for your continued support of our company. Rest assured, we are working diligently to improve Multimedia’s performance unlock the inherent value of our stock. We look forward to reporting our progress going forward. This concludes our call.

Operator: And again that does conclude today’s conference call. Thank you for your participation. You may disconnect at this time.

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